WY Biotech Co. Ltd.
1115-1118 Tower A
No. 500 Yunjin Road
Xuhui, Shanghai
China

HCW Biologics Inc.
2929 North Commerce Parkway
Miramar, FL 33025
USA
Attn: Dr. Hing Wong, CEO

March 17, 2025

Dear Dr. Wong,

HCW Biologics Inc. ("HCWB") and WY Biotech Co. Ltd. ("WY") signed the License, Research and Co-Development Agreement ("Agreement") on November 17, 2024. After the Agreement was signed, our designated CDMO made a change, as the follows.

As I informed you on the phone, after the Agreement was signed, Kawin Technologies Ltd., our CDMO, had decided not to honor the (non-binding) Term Sheet it had signed with WY. As a result, we are unable to sign the final collaboration and development service agreement with Kawin. The technology transfer and CMC development plan will be delayed, until we have this CDMO issue solved. We are confident that we will be able to have issue resolved by June 13, 2025, and continue our Agreement.

We are in an unexpected situation. Therefore, we propose to defer the upfront payments to June 13, 2025, payable by July 13, 2025. Please accept our proposal to keep our Agreement effective, continuous and live. If, in the worst case scenario, the CDMO issue will continue beyond June 13, 2025, either party may decide to terminate the Agreement by written notice by 5 pm Eastern Standard Time US on June 13, 2025.

As we discussed, WY agrees that HCWB's "Completion of Technology Transfer", which triggers HCWB's right to receive the final payment of the $7 million upfront payment under the Agreement, will mean that HCWB has delivered to WY its written notice and report detailing the Licensed Manufacturing Know-How required for technology transfer and reporting on the characterization of the improved high-production Cell Line HCW11-006 ("Technology Transfer Report"). HCWB will deliver the report on or before May 13, 2025. Unless either party elects to terminate as provided in the preceding paragraph, HCWB will have earned the full $7 million upfront payment on June 13, 2025. WY will provide confirmation of wire sent to HCWB on or before July 13, 2025.

Except for the above changes, unless terminated as provided above, the Agreement remains in full force and effect. We appreciate the opportunity to collaborate with HCWB and look forward to hearing from you as soon as possible.

Sincerely,

Roger Lu

March 19, 2025

WY Biotech Co., Ltd.
1115-1118 Tower A
No. 500 Yunjin Road
Xuhui, Shanghai
China

Dear Mr. Lu,

We received your letter of March 17, 2025 ("Letter Agreement").

HCW Biologics Inc. agrees to the terms of your Letter Agreement. HCWB trusts that WY Biotech Co., Ltd. will be able to solve its CDMO issue by June 13, 2025.

Sincerely,

Hing C. Wong, Ph.D.
Founder and CEO
HCW Biologics Inc.